Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Alternative Energy & Environmental Solutions, Inc.) a Nevada corporation (the “Company”), and Richard Johnson (“Employee”), effective as of August 1, 2014 (the “Effective Date”).

WHEREAS, the Company desires to secure the experience, abilities and services of Employee by employing Employee in the position of an officer of the Company, upon the terms and conditions specified herein; and

WHEREAS, Employee desires to (i) accept such employment and service as an officer of the Company, and (ii) enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment

Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for a term of one (1) year, as such term may be extended upon mutual agreement of the parties. It shall be a condition precedent to Employee’s obligations under this Agreement that Company deliver to Employee a duly executed shareholder resolution appointing Employee as a member of the Board of Directors of Company.

2.	Position And Duties

(a)         Position. Employee shall be the Chief Executive Officer, President, and Chief Financial Officer of the Company.

(b)         Duties and Responsibilities. Employee shall serve as the Chief Executive Officer, President, and Chief Financial Officer of the Company. In his capacity as Chief Executive Officer, President, and Chief Financial Officer of the Company, Employee shall have authority to do and shall do and perform all services, acts, or things necessary or advisable in Employee’s sole discretion to manage and conduct the business of Company, including, without limitation, setting policies and procedures; hiring, instructing, and terminating employees; setting employee compensation other than Employee’s own future compensation (which will be determined by the Board of Directors); and, entering into contracts, transactions, and other agreements on behalf of Company; subject only to the policies set by the Company's Board of Directors, and to the consent of the Board when required by the terms of this Agreement or Company By-laws.

3.	COMPENSATION AND BENEFITS

(a)         Base Salary. During the term of this Agreement, Employee’s annual base salary shall be not less than Two Hundred and Forty Thousand and 00/100 Dollars ($240,000) (“Base Salary”), payable bi-monthly or such other payroll period pursuant to the Company’s normal payroll practices for its Employees, and shall be subject to withholding for federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, or as otherwise permissible under Company practices or policies.

(b)         Bonuses and Equity and Incentive Compensation Plans. Employee shall be eligible for bonuses, equity-based awards, and/or performance-based long-term and short term incentive compensation in accordance with the terms and conditions of applicable bonus, equity, and/or incentive compensation plan(s) adopted by the Company. Employee acknowledges that the Company is not obligated to award him any such bonus, awards or incentive compensation.

(c)         Common and Preferred Stock Issuance. In consideration for Employee’s entering into this Agreement, Company agrees that it shall immediately issue to Employee Twenty Five Million Shares shares of the company’s common stock subject to the terms of Exhibit “A” attached hereto and incorporated herein. The company shall also issue, once a certificate of designation is filed with the State of Nevada, shares of Series A Preferred Stock giving Employee approximately 51% of the entirety of the voting rights of all of the Company’s shareholders . Both of the above issuances shall be considered earned and paid for as of the signing of this document. The preferred has no stated value and the value of the common shall be $2,500.00 based upon the par value of .0001.

(d)         Employee Benefit Plans. Employee shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated executives of the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. Notwithstanding the foregoing, Employee and any dependents of Employee shall be covered by the Company’s health insurance plan at no cost or expense to Employee.

(e)         Vacation. Employee shall be entitled to not less than four (4) weeks annual vacation with full pay. Any untaken vacations will be compensated in cash or securities.

(f)          Expenses. The Company shall pay or reimburse Employee for all expenses actually incurred or paid by the Employee in his reasonable discretion in the performance of his services hereunder upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Employee.

(g)         Indemnification. Company shall indemnify Employee for all necessary expenditures or losses incurred by Employee in direct consequence of the discharge of his duties on Company's behalf.

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4.	TERMINATION OF EMPLOYMENT

(a)         Termination By the Company or By Employee. The Company shall have the right to terminate Employee’s employment “for cause”, and Employee shall have the right to resign pursuant to a Notice of Termination delivered in accordance with Section 4(b). The term “for cause” shall mean if Employee (i) willfully and materially breaches the duties which he is required to perform under the terms of this Agreement; or (ii) conviction of a felony involving dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

(b)         Notice of Termination. Any termination by the Company or by Employee for any reason shall be communicated by a notice of termination to the other party hereto in accordance with Section 7(a), which notice shall be given no less than two weeks prior to the effective date of termination.

5.	COVENANTS BY EMPLOYEE

(a)          Property of the Company.

(1)	Employee covenants and agrees that upon the termination of Employee’s employment for any reason or, if earlier, upon the Company’s request, Employee shall promptly return all Property which had been entrusted or made available to Employee by the Company.
(2)	The term “Property” shall mean all records, files, memoranda, drawing, plans, sketches, tests and experiments, results, reports, keys, codes, computer hardware and software, price lists and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during Employee’s employment which relate to the Company’s business, products or services.

(b)         Trade Secrets.

(1)	In consideration for the representations, warranties, covenants and further agreements made in this Agreement and in consideration for the further intellectual property and confidentiality policies of the Company, the Company shall make available to Employee certain Confidential or Proprietary Information and Trade Secrets of the Company.

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(2)	Employee agrees not to disclose the Trade Secrets or any related Confidential or Proprietary Information to any third party or other person, except to employees of the Company who have a need to know (and then only to the extent necessary) in the performance of their employment.
(3)	Employee agrees that he will not, directly or indirectly, develop, manufacture, market, distribute or sell competitive or related products except pursuant to this Agreement.
(4)	The term “Trade Secret” shall mean information, including, but not limited to, technical or non-technical data, a formula, a patent, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or that: (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by other persons who can obtain economic value from its disclosures or use; and (ii) is the subject of reasonable efforts by, as applicable, the Employee or the Company and any of its affiliates to maintain its secrecy.

(c)         Confidential Information.

(1)	In consideration for the representations, warranties, covenants and further agreements made in this Agreement and in consideration for the further intellectual property and confidentiality policies of the Company, the parties acknowledge that the Company shall and make available to Employee certain Confidential or Proprietary Information and Trade Secrets of the Company.
(2)	Employee covenants and agrees while employed under this Agreement and thereafter, which starts on the date Employee’s employment terminates with the Company, he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any of the Company’s or the Company’s affiliates’ Trade Secrets, including the Trade Secrets or Confidential or Proprietary Information that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) before or during the term of, and in the course of, or as a result of Employee’s employment by the Company or any of its affiliates.
(3)	The term “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information that the Company or any of its affiliates (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violation of any right of the Company or its affiliates.

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(d)         Injunctive Relief. Employee agrees that the remedy at law for any breach by him of this Section 5 will be inadequate and that damages flowing from such a breach are not readily susceptible to being measured in monetary terms. Accordingly, upon a violation or threatened violation by Employee of any legally enforceable provision of this Section 5, the Company shall be entitled, in addition to all other rights and remedies, to immediate injunctive relief and may obtain a temporary and permanent injunction or restraining order enjoining and prohibiting any such further breach or threatened breach, without posting bond or furnishing similar security. Employee agrees that nothing in this Section 5(d) or in other provisions of this Agreement shall be deemed to limit or negate the Company’s remedies at law or in equity for any breach by Employee of any of the specific performance provisions which may be pursued by the Company.

(e)         Reasonable and Continuing Obligations. Employee agrees that Employee’s obligations under Section 5 will continue beyond the date Employee’s employment terminates if such continuance is reasonable and necessary to protect the Company’s legitimate business interests.

6.	ARBITRATION

Employee and Company mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Company may have against Employee or that Employee may have against Company relating to, resulting from, or in any way arising out of Employee's employment relationship with Company and/or the termination of Employee's employment relationship with Company, to the extent permitted by law. The claims covered by this Section 6 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an Employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

Claims Employee may have for workers' compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by Company or Employee for injunctive and/or other equitable relief, including declaratory judgment actions, relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which both Employee and Company understand and agree that Employee or Company may seek and obtain relief from a court of competent jurisdiction.

Employee may initiate arbitration by serving or mailing a written notice to the Board of Directors of the Company at the Company's principal place of business. Company may initiate arbitration by serving or mailing a written notice to Employee at his or her last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

After demand for arbitration has been made by serving written notice under the terms of this Agreement, the party demanding arbitration shall file a demand for arbitration with American Arbitration Association (``AAA''). Except as otherwise provided in this Agreement, the arbitration will be conducted according to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

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Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Nevada, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 6 of this Agreement.

The arbitrator's decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party's right to appeal the decision is limited to grounds provided under applicable federal or state law.

Any arbitration will be held in Clark County, Nevada by an arbitrator residing in Clark County, Nevada.

EMPLOYEE AND COMPANY HEREBY IRREVOCABLY WAIVE ANY CONSTITUTIONAL OR STATUTORY RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS AGREEMENT DECIDED BY A COURT OF LAW AND/OR BY A JURY IN A COURT.

7.	MISCELLANEOUS

(a)         Indemnification. Employee shall be entitled to the benefit of the indemnification provisions for Employees contained in the bylaws of the Company as the same may be amended from time to time.

(b)         Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

Alternative Energy & Environmental Solutions, Inc.

10777 Westheimer, Suite 1116

Houston, TX  77042

Notices and communications to Employee shall be sent to an address specified by Employee in writing.

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(c)         No Waiver. No failure by either the Company or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or condition of this Agreement

(d)         Governing Law. This Agreement shall in all respects be constructed according to the laws of the State of Nevada.

(e)         Attorney’s Fees. Company agrees to pay all reasonable costs and expenses of Employee’s independent legal counsel in the preparation and negotiation of this Agreement. In addition, in the event of any controversy, claim or dispute between the parties hereto, arising out of or related to this Agreement, including an attempt to rescind or set aside this Agreement, the prevailing party in such an action to brought to settle or otherwise resolve such a controversy, claim or dispute, shall be entitled to recover reasonable attorney’s fees and costs related thereto.

(f)          Corporate Opportunities. Employee agrees that any opportunities that he discovers in any related industries (collectively, the “Company Business”) are corporate opportunities. Notwithstanding the foregoing, the Company acknowledges and agrees that Employee shall be entitled to pursue opportunities outside of the scope of the Company Business, without first presenting such opportunity to the Board of Directors of the Company.

(g)         Sums Due Employee. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Company under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

(h)         Assignment by Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee’s employment under this Agreement; provided, however, that in the case of an assignment to an affiliate, the Company shall not be relieved of its obligations under this Agreement. The Company will require any successor company (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company that is not an affiliate of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Company, as if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i)          Assignment by Employee. Subject to Section 7(h) above, Employee’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent.

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(j)          Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(k)         Other Agreements. This Agreement replaces and supersedes any and all previous agreements and understandings (written or oral) regarding Employee’s employment relationship with the Company, and this Agreement constitutes the entire agreement of the Company and Employee with respect to such terms and conditions.

(l)          Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Employee.

(m)        Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(n)         Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal or personal representatives and successors.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement in multiple originals to be effective as set out above.

Alternative Energy & Environmental Solutions, Inc.

By:
	Richard Johnson Director		Peter Coker Director

Date:		Date:

By:
Peter Bianchi Director
Date:

By:
Richard Johnson Employee
Date:

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Exhibit “A”

Stock Issuance

1.	Company issues to Employee all the shares of the Company’s Series A Preferred stock (the “Issuance”). Company issues to Employee 25,000,000 shares of common stock immediately with a declared value of $2,500.00 based upon par of .0001. These two issuances are earned and unencumbered upon execution of this contract.

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